Exhibit 23.1

              CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our report dated March 28, 2005 (and all references to our Firm) included in or made part of this registration statement on Form SB-2.

n the Prospectus constituting a part of this




/s/ Vitale, Caturano & Company Ltd.

Vitale, Caturano & Company Ltd.

Boston, Massachusetts
May 5, 2005